EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

USFM CORPORATION,

USFM MERGER SUB INC., and

TWIN VEE POWERCATS CO.,

Dated as of July 12, 2026

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 12, 2026 by and among (i) USFM Corporation, a Colorado corporation (the “Acquiror”), (ii) USFM Merger Sub Inc., a Nevada corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub” and together with the Acquiror, the “Acquiror Entities”), and (iii) Twin Vee PowerCats Co., a Nevada corporation (the “Company”). The Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A.       WHEREAS, Merger Sub is a newly incorporated Nevada corporation, formed by Acquiror for the purpose of participating in transactions contemplated hereby, that is a wholly owned direct Subsidiary of Acquiror;

B.       WHEREAS, the Parties intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company in accordance with the applicable provisions of the Nevada Act (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Company”);

C.       WHEREAS, prior to the Closing Date, in accordance with the terms of this Agreement, the Company, Assetco and the Trust will consummate the Pre-Closing CVR Restructuring;

D.       WHEREAS, concurrently with the execution hereof, certain Company Stockholders have entered into a support agreement (the “Company Support Agreement”), pursuant to which such Company Stockholders have agreed to, among other things, upon the terms and subject to the conditions set forth therein, vote their shares of Company Common Stock in favor of the Company Transaction Proposals;

E.       WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party, the Merger and the other transactions contemplated hereby are in the best interests of the Company and the Company Stockholders, (b) approved and declared the advisability of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the other transactions contemplated hereby, and (c) recommended the approval and adoption by the Company Stockholders of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the Merger and the other transactions contemplated hereby (the “Company Board Recommendation”);

F.       WHEREAS, the sole director of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby are in the best interests of Merger Sub, (b) approved this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party, and the transactions contemplated hereby and (c) recommended the approval and adoption of this Agreement, the Ancillary Agreements to which Merger Sub is or will be a party and the transactions contemplated hereby by the sole stockholder of Merger Sub;

G.       WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) determined that this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby are in the best interests of Acquiror, (b) approved this Agreement, the Ancillary Agreements to which it is or will be a party and the transactions contemplated hereby, and (c) resolved to recommend that the Acquiror Stockholders approves this Agreement, the Ancillary Agreements to which Acquiror is or will be a party and the transactions contemplated hereby; and

H.       WHEREAS, certain capitalized terms used herein are defined in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” has the meaning specified in Section 8.11(e).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Audited Financial Statements” has the meaning Specified in Section 5.5.

“Acquiror Breakup Fee” has the meaning specified in Section 10.3(c).

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means common stock of Acquiror, no par value per share.

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Entities” has the meaning specified in the Preamble hereto.

“Acquiror Financial Statements” has the meaning Specified in Section 5.5.

“Acquiror Interim Financial Statements” has the meaning Specified in Section 5.5.

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby; provided, that no change, event or occurrence described in clauses (i) through (x) of the definition of Company Material Adverse Effect (which shall apply as to Acquiror and its Subsidiaries, mutatis mutandis) shall be deemed to constitute an Acquiror Material Adverse Effect or be taken into account in determining whether an Acquiror Material Adverse Effect pursuant to clause (a) has occurred; provided, further, that if a change, event or occurrence related to clause (ii) or clauses (iv) through (vii) of the definition of Company Material Adverse Effect (which shall apply as to Acquiror and its Subsidiaries, mutatis mutandis) disproportionately adversely affects Acquiror and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as Acquiror and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred.

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Share Amount” means the number of Acquiror Common Shares to be outstanding immediately prior to the Closing.

“Acquiror Shareholder Approvals” means the approval of those Acquiror Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 8.2(b), at an Acquiror Shareholders’ Meeting duly called by the Acquiror Board and held for such purpose, in accordance with the applicable provisions of the Colorado Act, the Governing Documents of Acquiror.

“Acquiror Shareholders” means the stockholders of Acquiror as of immediately prior to the Closing.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of Acquiror and its Subsidiaries paid or payable (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of a business combination with the Company, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering), and (ii) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness.

“Acquiror Transaction Proposals” has the meaning specified in Section 8.2(b).

“Acquisition Proposal” has the meaning specified in Section 8.11(e).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” has the meaning specified in Section 4.13(k).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.8.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Articles of Merger” has the meaning specified in Section 3.1.

“Assetco” means a Delaware corporation and wholly owned Subsidiary of the Company to be formed for the purpose of effecting the Pre-Closing CVR Restructuring.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, El Paso County, Colorado, or Clark County, Nevada is authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“COBRA” has the meaning specified in Section 4.13(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colorado Act” means the Colorado Corporations and Associations Act.

“Company” has the meaning specified in the Preamble hereto.

“Company Assets and Liabilities” means, as of immediately prior to consummation of the Pre-Closing CVR Restructuring, (i) all of the Company Entities’ assets of any kind arising out of or related to the business and operation of the Company Entities (including, for the avoidance of doubt, all cash in excess of $1,500,000 and all cash equivalents, bank accounts, deposits and marketable securities, all accounts and other receivables, all owned or leased real property and related contracts, tangible personal property, intellectual property, inventory, finished goods, raw materials, work-in-progress, packaging, supplies, spare and replacement parts, all transferable or assignable permits of the Company Entities, benefit plans, any and all goodwill of the Company Entities’ business, taxes, and excluding the Delaware Matter, past, current or future causes of action, defenses and rights of offset or counterclaim against third parties, in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) and (ii) except for any liabilities in connection with the Delaware Matter, all of the Company Entities’ liabilities of any kind arising out of or related to the business and operation of the Company Entities (including, for the avoidance of doubt, liabilities relating to contracts, taxes, accounts and trade payables, indebtedness, benefit plans, employees, and past, current or future causes of action).

“Company Awards” has the meaning specified in Section 4.6(b).

“Company Board Adverse Recommendation Change” has the meaning specified Section 8.2(d).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Book Entry Share” means each share in book-entry form evidencing any shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Certificate” means each certificate representing any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding and unexpired immediately prior to the Effective Time.

“Company Consideration Shares” means such number of shares of Acquiror Common Stock that, when issued at the Effective Time, would result in the former holders of Company Securities collectively holding ten percent (10%) of the issued and outstanding shares of Acquiror Common Stock immediately following the Effective Time (calculated on a fully diluted basis).

“Company Convertible Securities” means, collectively, the options, warrants, restricted stock units, or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the Company Common Stock Warrants.

“Company Convertible Security Termination” has the meaning specified in Section 3.3(a)(iv).

“Company D&O Tail Policy” has the meaning specified in Section 8.7(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Entities” means the Company and each Subsidiary of the Company.

“Company Financials” has the meaning specified in Section 4.8(c).

“Company Intervening Event” has the meaning specified Section 8.2(d).

“Company IP” means all Intellectual Property owned or purported to be owned by any of the Company Entities.

“Company IP Licenses” has the meaning set forth in Section 4.20(b).

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company Entities, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions or other force majeure events; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.4 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated herein or the condition set forth in Section 9.2(a) to the extent related to such representations; (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a

Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; (xi) any change in the cash position of the Company and its Subsidiaries which results from operations in the ordinary course of business consistent with past practices; or (xii) any change in the stock price or trading volume of the Company Common Stock (it being understood, however, that any change causing or contributing to any change in stock price or trading volume of the Company Common Stock may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such changes are otherwise excepted from this definition) provided, however, that if a change or effect related to clause (i), clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Company Entities, taken as a whole, compared to other Persons operating in the same industry as the Company Entities, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Merger Consideration” has the meaning specified in Section 3.3(a)(i).

“Company Preferred Stock” means the preferred stock, $0.001 par value per share, of the Company.

“Company Real Property Lease” has the meaning specified in Section 4.19(b).

“Company Registered IP” has the meaning specified in Section 4.20(a).

“Company Securities” means, collectively, the Company Common Stock and the Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stockholder Approval” means the approval of the Company Transaction Proposal identified in clauses (A) and (B) of Section 8.2(c), upon the Company’s receipt of the Requisite Vote at a Company Stockholders’ Meeting duly called by the Company Board and held for such purpose, in accordance with the applicable provisions of the Nevada Act and the Governing Documents of the Company.

“Company Stockholders” means the holders of Company Common Stock.

“Company Stockholders’ Meeting” has the meaning specified in Section 8.2(c).

“Company Support Agreement” has the meaning set forth in the Recitals.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Company Entities paid or payable (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) the Company D&O Tail Policy, and (iv) such expenses detailed in (i) through (ii) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.

“Company Transaction Proposals” has the meaning specified in Section 8.2(c).

“Company Triggering Event” shall be deemed to have occurred if, at any time prior to the adoption of this Agreement and the approval of the transactions contemplated hereby by the Requisite Vote (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; (c) the Company shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal; or (d) a Company Intervening Event shall have occurred.

“Confidentiality Agreement” has the meaning specified in Section 11.8.

“Contracts” means any legally binding contracts, side letters, agreements, subcontracts, leases, covenants not to sue, licenses, sublicenses and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“CVR Restructuring Intended Tax Treatment” has the meaning specified in Section 8.4(b)(i).

“D&O Persons” has the meaning specified in Section 8.7(a).

“Delaware Matter” means that certain Legal Proceeding Youseph, et al. v. Visconti, et al., Case No. 2025-026.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenter’s Rights Statutes” has the meaning specified in Section 3.7.

“Dissenting Shares” has the meaning specified in Section 3.7.

“Dissenting Stockholder” has the meaning specified in Section 3.7.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 3.1.

“Environmental Laws” means any and all applicable Laws relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Materials, (b) pollution, or the protection or management of the environment or natural resources, or (c) protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.6(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.6(a).

“Exchange Fund” has the meaning specified in Section 3.6(b).

“Exchange Ratio” means such amount equal to the quotient of (i) the Company Consideration Shares divided by (ii) the total number of shares of Company Common Stock and the number of shares of Company Common Stock subject to the Convertible Securities outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization, as applicable, and the “Governing Documents” of an exempted company are its memorandum and articles of association, in each case, or any comparable or similarly named constituent documents.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, solid, liquid, gas, material, substance, or waste that is listed, defined, designated or classified as “toxic,” “hazardous,” “hazardous waste”, “hazardous material,” or a “hazardous substance” (or words of similar intent or meaning) under any Environmental Law, including materials that are deemed hazardous pursuant to any Environmental Laws due to their ignitability, corrosivity or reactivity characteristics, or (b) petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl, chlorofluorocarbons, or per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) any unfunded or underfunded liabilities pursuant to any pension, retirement, or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Insurance Policies” has the meaning specified in Section 4.16.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (b) trademarks, logos, service marks, trade dress and trade names, slogans and other indicia of source, including all registrations and pending applications to register any of the foregoing together with the goodwill associated therewith (collectively, “Trademarks”); (c) works of authorship and copyrights (whether registered and unregistered), and applications for registration of copyright (including all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Copyrights”); (d) internet domain names and social media accounts and handles (collectively, “Internet Assets”); (e) software (including object code, source code, or other form); and (f) trade secrets, know-how, processes, customer lists, business plans, databases, data compilations and other confidential information or proprietary rights.

“Interim Period” has the meaning specified in Section 6.1.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries pursuant to a Company Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.6(c).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims, licenses, covenants not to sue or other liens of any kind whether consensual, statutory or otherwise.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Intended Tax Treatment” has the meaning specified in Section 8.4(b)(ii).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Nasdaq” means The Nasdaq Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Nevada Act” means NRS Chapters 75, 78 and 92A.

“Notice Period” has the meaning specified Section 8.2(d).

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Off-the-Shelf Software” has the meaning set forth in Section 4.20(b).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title (except with respect to Intellectual Property), easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (f) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (h) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (i) non-exclusive licenses to Company IP granted in the ordinary course of business, (j) those Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the SEC Reports filed at least two Business Days prior to the date of this Agreement, and (k) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pre-Closing Assetco Shares Contribution Agreement” has the meaning specified in Section 6.2(a).

“Pre-Closing Company Assets and Liabilities Contribution Agreement” has the meaning specified in Section 6.2(a).

“Pre-Closing CVR Interests Distribution Agreement” has the meaning set forth in Section 6.2(a).

“Pre-Closing CVR Restructuring Agreements” has the meaning specified in Section 6.2(a).

“Pre-Closing CVR Restructuring” has the meaning set forth in Section 6.2(a).

“Prospective Transaction” has the meaning specified in Section 8.11(e).

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Reciprocal License” means a license of an item of software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other software (other than such item of software in its unmodified form) be at no charge; and (b) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse-engineer any such other software.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Company Consideration Shares.

“Related Person” has the meaning specified in Section 4.25.

“Release” means the release, spill, emission, leaking, dumping, injecting, pouring, depositing, disposing, discharging, dispersing, leaching or migrating of any Hazardous Material into or through the environment.

“Representatives” means collectively, with respect to any Party, such Party’s and its Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, or other advisors, agents or representatives.

“Requisite Vote” means (a) the affirmative vote of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Company Stockholders’ Meeting and entitled to vote thereat and (b) the affirmative vote of a majority outstanding shares of the Company Common Stock held by disinterested Company Stockholders that are entitled to vote at the Company Stockholders’ Meeting as of the record date present, in person or by proxy, and voting at the Company Stockholders’ Meeting.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 4.8(a).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or of which such first person is the general partner, manager or managing member. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Awards” has the meaning set forth in Section 4.7(b).

“Superior Proposal” has the meaning set forth in Section 8.11(e).

“Surviving Company” has the meaning set forth in the Recitals.

“Systems” means all of the following that are owned by, used, or relied on by the Company Entities: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Company Entities.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Tax(es)” means (a) any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto, and including any secondary liability for any of the aforementioned, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Transfer Taxes” has the meaning specified in Section 8.4(a).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust” means that certain Delaware contingent value rights trust to be formed by the Company in connection with the Pre-Closing CVR Restructuring.

“Trust Formation Agreements” means, collectively, all reasonably required agreements or documents in connection with the Pre-Closing CVR Restructuring and other transactions contemplated hereby (including, but not limited to, a trust agreement and a contingent value rights agreement).

“WARN” has the meaning specified in Section 4.14(b).

Section 1.2        Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)       Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)       The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 p.m. on the third day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company or Acquiror, as the case may be, in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.3        Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

Article II

CLOSING

Section 2.1       The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Nevada Act, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the Surviving Company.

Section 2.2        Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents, at 10:00 a.m. (Eastern time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3       Closing Deliverables.

(a)       At the Closing, the Company shall deliver or cause to be delivered to Acquiror:

(i)       a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b), Section 9.2(c) and Section 9.2(d) have been fulfilled;

(ii)       a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h);

(iii)       delivery of (A) evidence that the Pre-Closing CVR Restructuring has been completed, (B) the Pre-Closing Contribution Agreements, and (C) the Trust Formation Agreements;

(iv)       the third-party consents identified on Section 2.3(a)(iv) of the Company Disclosure Letter in a form reasonably satisfactory to Acquiror;

(v)       the third-party consents identified on Section 2.3(a)(v) of the Company Disclosure Letter in a form reasonably satisfactory to Acquiror;

(vi)       the written resignations of all of the directors and officers of the Company (other than those Persons identified as the directors and officers, of the Surviving Company, in accordance with Section 7.3 or as otherwise agreed between the parties), effective as of the Effective Time; and

(vii)       copies of the other Ancillary Agreements duly executed by duly authorized representatives of the Company and each Company-related Person party thereto.

(b)       At the Closing, the Acquiror Entities will deliver or cause to be delivered to the Company:

(i)       a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled; and

(ii)       the other Ancillary Agreements duly executed by duly authorized representatives of Acquiror, Merger Sub, Acquiror Shareholders and each other Acquiror-related Person party thereto.

Article III

EFFECTS OF THE MERGER; CONSIDERATION

Section 3.1        Effective Time. Subject to the conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing articles of merger for the merger of Merger Sub with and into the Company (the “Articles of Merger”) with the Nevada Secretary of State in accordance with, and in such form as is required by, the relevant provisions of the Nevada Act (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”), and shall cause to be made any other filings, recordings, or publications that are required to be made by the Company, Acquiror or Merger Sub under the Nevada Act in connection with the Merger.

Section 3.2       Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption (by operation of the Merger) by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 3.3        Conversion of Securities.

(a)       By virtue of the Merger and without any action on the part of any Party, at the Effective Time:

(i)       Company Common Stock. Each share of Company Common Stock, which, for the avoidance of doubt, includes the Company Common Stock held as a result of the Company Convertible Security Termination (excluding any shares of Company Common Stock described in Section 3.3(a)(ii) below and any Dissenting Shares), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive such number of Acquiror Common Shares equal to the Exchange Ratio (the “Company Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each Company Book Entry Share representing any share of Company Common Stock issued and outstanding immediately prior to the Effective Time and each Company Certificate representing any share of Company Common Stock issued and outstanding immediately prior to the Effective Time, if any, shall thereafter represent only the right to receive the applicable number of Company Consideration Shares.

(ii)       Company Common Stock held in Treasury. Notwithstanding Section 3.3(a)(i) or any other provision of this Agreement to the contrary, each share of Company Common Stock that is held in the treasury immediately prior to the Effective Time by the Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of the Merger, and shall cease to exist.

(iii)       Company Common Stock Warrant. At the Effective Time, automatically and without any action on the part of the holder thereof, each Company Common Stock Warrant that is issued and outstanding, unexpired and unexercised immediately prior to the Effective Time, shall, in accordance with such Company Common Stock Warrant’s underlying warrant agreement, be assumed by the Surviving Company and shall become a corresponding warrant of the Surviving Company. Each such assumed warrant shall be subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Company Common Stock Warrant immediately prior to the Effective Time, except that such assumed warrant shall be exercisable or convertible for, or shall otherwise confer the right to acquire, on the same terms and conditions, the number of shares of Acquiror Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Common Stock Warrant immediately prior to the Effective Time by (y) the Exchange Ratio. Immediately following the Effective Time, all such Company Common Stock Warrants shall automatically be cancelled and shall cease to exist and the holders of Company Common Stock Warrants immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock Warrants except as provided herein.

(iv)       Company Convertible Securities. At the Effective Time, automatically and without any action on the part of the holder thereof, each Company Convertible Security (other than the Company Common Stock Warrants) remaining issued and outstanding and unexpired immediately prior to the Effective Time shall, in accordance with such Company Convertible Security’s underlying award agreement, shall be accelerated and fully vested and converted into and represent the right to receive the number of shares of Acquiror Common Stock determined by multiplying (x) the number of shares of Company Common Stock subject to such Company Convertible Security immediately prior to the Effective Time by (y) the Exchange Ratio, and immediately thereafter all such Company Convertible Securities shall automatically be cancelled and shall cease to exist (the “Company Convertible Security Termination”) and the holders of Company Convertible Securities immediately prior to the Company Convertible Security Termination shall cease to have any rights with respect to such Company Convertible Securities except as provided herein.

(v)       Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Company.

(vi)       No Fractional Shares. Notwithstanding anything to the contrary in this Section 3.3, no fractional Acquiror Common Shares shall be issued in the Merger and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Acquiror or a holder of shares of Acquiror Common Shares. In respect of any such fractional shares to which any Company Stockholder would otherwise be entitled, such fractional shares shall be rounded down to the nearest whole number.

(vii)       Dissenting Shares. Each Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter constitute only the rights, if any, available under the Dissenter’s Rights Statutes, in accordance with and subject to the provisions of Section 3.7.

(viii)       Maximum Consideration. All of the Company Securities converted to Acquiror Common Shares pursuant to this Section 3.3 shall not exceed the Company Consideration Shares.

(b)       No Liability. Notwithstanding anything to the contrary in this Section 3.3, none of the Company, Acquiror, Merger Sub, Surviving Company or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c)       Adjustments. The Company Consideration Shares issuable pursuant to this Section 3.3 as Company Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for Acquiror Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Common Stock occurring on or after the date hereof and prior to the Closing; provided that (i) the foregoing shall not be construed to permit Acquiror to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement and (ii) after such adjustment, the aggregate number of Company Consideration Shares shall not be greater than 10% of the shares of Acquiror Common Stock that are issued and outstanding on a fully diluted basis immediately after the Closing.

Section 3.4       Governing Documents. At the Effective Time and in accordance with the Articles of Merger, the articles of incorporation and bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall become the articles of incorporation and bylaws, respectively, of the Surviving Company, until thereafter amended in accordance with the Nevada Act and as provided in such articles of incorporation or bylaws, as applicable.

Section 3.5       Directors and Officers. The Parties will take all actions necessary so that, at the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall resign and cease to hold office, and the directors and officers of Merger Sub immediately prior to the Effective Time shall become the initial directors and officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company.

Section 3.6        Exchange Procedures.

(a)       Appointment of Exchange Agent. The Acquiror and the Company shall appoint Odyssey Trust Company or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Company Merger Consideration to the Company Stockholders, as applicable, pursuant to this Section 3.6(a) and an exchange agent agreement in form and substance mutually agreeable to the Acquiror and the Company (“Exchange Agent Agreement”).

(b)       Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, the Acquiror will deliver or cause to be delivered to the Exchange Agent a number of Acquiror Common Shares equal to the Company Merger Consideration in respect of the Company Common Stock (other than Dissenting Shares) (the “Exchange Fund”). The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Company Merger Consideration, and delivery of the Company Merger Consideration to the Exchange Agent will be deemed to be delivered to the Company Stockholders at the Effective Time, with respect to the Company Merger Consideration. Until they are distributed, the Acquiror Common Shares held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to Acquiror Common Shares while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested in a segregated account, until Acquiror Common Shares, as applicable, are distributed to the applicable former Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those Acquiror Common Shares as applicable, to such former Company Stockholders.

(c)       Letters of Transmittal and Delivery of Company Merger Consideration. As soon as reasonably practicable after the Effective Time (but in no event later than two (2) Business Days thereafter), Acquiror shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Company Certificate or Company Book Entry Share representing shares of Company Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Acquiror and reasonably acceptable to the Company (which shall require the return of a duly completed IRS Form W-8 or W-9, as applicable, and specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Certificates or Company Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.6(d)) or transfer of any Company Book Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificates or the transfer of Company Book Entry Shares in exchange for the applicable Company Merger Consideration into which the number of shares of Company Common Stock previously represented by such Company Certificate or Company Book Entry Share shall have been converted pursuant to this Agreement. Upon (A) surrender of a Company Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) or transfer of any Company Book Entry Share representing shares of Company Common Stock to the Exchange Agent, together with a properly completed and validly executed

Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Company Book Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Company Book Entry Share representing shares of Company Common Stock shall be entitled to receive in exchange therefor (i) the applicable Company Merger Consideration into which such shares of Company Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with this Section 3.6, if any, after the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) so surrendered or the Company Book Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof pursuant to Section 3.6(d)) and Company Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.6, each Company Certificate or Company Book Entry Share representing shares of Company Common Stock shall be deemed, at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Company Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book Entry Shares on the Company Merger Consideration payable upon the surrender of the Company Certificates or Company Book Entry Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Shares, as applicable, with a record date after the Effective Time shall be paid to any holder entitled by reason of the Merger to receive certificates or Company Book Entry Shares representing Acquiror Common Shares, as applicable, until such holder shall have surrendered its Company Certificates or Company Book Entry Share pursuant to this Section 3.6 and all such dividends and other distributions shall be paid by Acquiror to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate (or affidavit of loss in lieu thereof pursuant to Section 3.6(d)) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Company Certificate or Company Book Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the Acquiror Common Shares, as applicable, represented by the certificate or Company Book Entry Shares received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Acquiror Common Shares, as applicable, and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate or Company Book Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.6 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the person requesting such payment shall have paid any Taxes required by reason of the payment of the applicable Company Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or Company Book Entry Share transferred, or shall have established to the reasonable satisfaction of Acquiror that such Tax either has been paid or is not applicable.

(d)       Lost, Stolen or Destroyed Company Certificates. In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Acquiror, of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Acquiror or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Company related to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Company Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 3.6 had such lost, stolen or destroyed Company Certificate been surrendered as provided in this Article III.

(e)       Termination of Exchange Agreement. On the date that is twelve (12) months after the Closing Date, Acquiror shall instruct the Exchange Agent to deliver to Acquiror any portion of the Company Merger Consideration deposited with the Exchange Agent that remains undistributed to the former Company Stockholders pursuant to instructions provided to the Exchange Agent by Acquiror at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate. Thereafter, any former Company Stockholders who have not complied with the provisions of this Article III shall look only to Acquiror for their claim for their Company Merger Consideration and any dividends or distributions on shares of Acquiror Common Shares as contemplated by Section 3.6, and any such former Company Stockholder may deliver a Letter of Transmittal to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall deliver, the Company Merger Consideration (and any dividends or distributions on shares of Acquiror Common Shares as contemplated by Section 3.6) deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of the Acquiror, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Company Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Company Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Company Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.7       Dissenter’s Rights. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted in favor of approval of this Agreement (or consented thereto in writing) and who has properly delivered to the Company a “statement of intent” (as defined in NRS 92A.323), and has otherwise properly asserted or exercised dissenter’s rights with respect to such Company Stockholder’s shares of Company Common Stock (and has not theretofore withdrawn or otherwise waived, failed to exercise or otherwise lost such dissenter’s rights) in accordance with the applicable provisions of NRS 92A.300 through 92A.500, inclusive, together with any relevant definitions pertaining thereto set forth in NRS Chapter 92A (such shares, collectively, the “Dissenting Shares”, each such holder, a “Dissenting Stockholder”, and such statutes, the “Dissenter’s Rights Statutes”), shall not be converted into a right to receive the Company Merger Consideration, but instead such Dissenting Stockholder shall be entitled only to such rights as are granted under the Dissenter’s Rights Statutes to receive the payment of the fair value (as defined in NRS 92A.320) of the Dissenting Shares formerly owned by such Dissenting Stockholder, as determined in accordance with the Dissenter’s Rights Statutes, but only if such Dissenting Stockholder has properly delivered a statement of intent in accordance with the Dissenter’s Rights Statutes, and has otherwise duly asserted, is entitled to, and has not withdrawn, waived or otherwise lost, such Dissenting Stockholder’s dissenter’s rights in accordance with the Dissenter’s Rights Statutes. If a Dissenting Stockholder fails to properly deliver a statement of intent with respect to, fails to exercise or demand, or withdraws, waives or otherwise loses, such holder’s dissenter’s rights pursuant to the Dissenter’s Rights Statutes, including if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights Statutes, such holder’s Dissenting Shares shall be converted, or shall be deemed to have been converted, in each case effective as of the Effective Time, into the right to receive the Company Merger Consideration in accordance with Section 3.3(a)(i), without interest thereon, upon surrender of the Company Certificate or Company Book Entry Share formerly representing such Dissenting Shares, as applicable, and delivery of the Letter of Transmittal.

Section 3.8        Withholding. Acquiror, Merger Sub, the Exchange Agent, and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. To the extent that any amounts are to be withheld, the applicable withholding agent shall use commercially reasonable efforts to provide notice to the applicable holder as soon as practicable prior to the day the relevant withholding is to be made, and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding. To the extent that amounts are so deducted and withheld, and timely paid or otherwise remitted to the relevant Governmental Authority in accordance with applicable Tax Law, such deducted, withheld, and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to the Acquiror Entities by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.7, qualifies the correspondingly numbered and lettered representations in this Article IV) and (b) as disclosed in the SEC Reports filed or furnished with the SEC (and publicly available) at least two (2) Business Days prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports and applies to the Company or its Subsidiaries), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, the Company hereby represents and warrants to the Acquiror, as follows:

Section 4.1        Company Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) database, or previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and are in full force and effect. The Company is not in violation of any of the provisions of its Governing Documents in any material respect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2        Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly incorporated, formed or organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. No Subsidiary of the Company is in violation of any of the provisions of its Governing Documents in any material respect.

Section 4.3        Due Authorization.

(a)       Other than the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary

Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Company Board and (b) other than the Company Stockholder Approval, no other corporate proceedings (including any vote of holders of any class or series of securities of the Company), other than as set forth elsewhere in this Agreement is necessary to authorize this Agreement and the Ancillary Agreements to which the Company is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been and, on or prior to the Closing, the Ancillary Agreements to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the Ancillary Agreements to which the Company is a party will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4        No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and the Company Stockholder Approval and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of any Company Entity, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company Entities or by which any property or asset of the Company Entities is bound or affected, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which any Company Entity is a party or by which any Company Entity may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Company Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5       Governmental Authorities; Consents. Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company Entities with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) any applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; and (iii) the filings with the Nevada Secretary of State contemplated by Section 3.1.

Section 4.6        Capitalization.

(a)       As of the date hereof, the Company’s authorized capital stock consists of (i) 23,513,514 shares, divided into 13,513,514 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on the date of this Agreement, (i) 571,161 shares of Company Common Stock were issued and outstanding, (ii) zero (0) shares of Company Preferred Stock were issued or outstanding, (iii) zero (0) shares of Company Common Stock are available for issuance under the Company’s Amended and Restated 2021 Stock Incentive Plan, as amended, and (iv) Company Warrants to purchase 24,665 shares of Company Common Stock at exercise prices per share ranging from $17.575 to $3,781.40 were issued and outstanding. The equity interests of the Company (w) have been duly authorized and validly issued, and are fully paid and non-assessable; (x) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) are free and clear of any Liens other than Permitted Liens, those imposed under the Company’s Governing Documents and those arising under applicable securities Laws.

(b)       Except as set forth on Section 4.6(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Section 4.6(b) of the Company Disclosure Letter lists all outstanding Company Awards as of the date hereof, including (i) the employee identification number of the holder thereof, (ii) the type of award and number of Company Common Stock related thereto and (iii) the date of grant and vesting schedule.

(c)       Except as set forth in this Section 4.6(c) of the Company Disclosure Letter, no Company Award, as a result of the consummation of the transactions contemplated herein, will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.7        Capitalization of Subsidiaries.

(a)       Except as set forth on Section 4.7(a) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws. The outstanding equity interests of each of the

Company’s Subsidiaries (i) have been duly authorized and validly issued, and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound.

(b)       Except as set forth on Section 4.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”, together with Company Awards, the “Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c)       Except as set forth in this Section 4.7(c) of the Company Disclosure Letter, no Subsidiary Award, as a result of the consummation of the transactions contemplated herein, will accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Section 4.7(c) of the Company Disclosure Letter lists all outstanding Subsidiary Awards as of the date hereof, including (i) the employee identification number of the holder thereof, (ii) the type of award and number of Subsidiary capital stock related thereto and (iii) the date of grant and vesting schedule.

Section 4.8        SEC Filings; Company Financials; Internal Controls.

(a)       Since January 1, 2022, the Company has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”) as they may have been supplemented, modified or amended since the initial filing date and together with all exhibits and information incorporated by reference in such documents, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and prior to the Closing. Except to the extent available on the SEC’s web site through EDGAR, the Company has delivered to Acquiror or made available copies in the form filed with the SEC of all of the following: (i) the Company’s quarterly reports on Form 10-Q for each fiscal quarter since its initial public offering to disclose its quarterly financial results in each of the fiscal years of the Company, (ii) the Company’s annual reports on Form 10-K for each fiscal year since its initial public offering to disclose its annual financial results in each of the fiscal years of the Company and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC. The SEC

Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.8, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)       (i) the Company Common Stock, ticker “VEEE”, are listed on Nasdaq, (ii) except as set forth in Section 4.8(b) of the Company Disclosure Letter, the Company has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of the Company Common Stock, (iii) there are no Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Company Common Stock on Nasdaq, and (iv) except as described in Section 4.8(b) of the Company Disclosure Letter, the Company Common Stock is in compliance with all of the applicable listing and corporate governance rules and regulations of Nasdaq.

(c)       The financial statements (including the notes thereto) of the Company contained or incorporated by reference in the SEC Reports (the “Company Financials”):

(i)       fairly present in all material respects the consolidated financial position of the Company Entities, as at the respective dates thereof, and their consolidated results of operations, consolidated income, consolidated changes in shareholders’ equity and consolidated cash flows for the respective periods then ended;

(ii)       were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the footnote disclosures thereto) and except that the Company Financials do not include normal year-end adjustments;

(iii)       were prepared from, and are in accordance with, in all material respects, the books and records of the Company;

(iv)       the Company’s audited financial statements for the years ended December 31, 2024 and 2025, were audited in accordance with the standards of the Public Company Accounting Oversight Board; and

(v)       comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to the Company in effect as of the respective dates thereof.

(d)       Except as and to the extent reflected or reserved against in the balance sheet of the Company dated December 31, 2025, included in the Company Financials, the Company has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP, other than liabilities that have been incurred since the Company’s incorporation in the ordinary course of business. The Company does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act.

(e)       Except as reflected in the SEC Reports, neither the Company nor the Company’s independent auditors has identified any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company, (iii) fraud that involves management or other employees of the Company who have a role in the internal controls over financial reporting of the Company or (iv) any written claim or allegation regarding any of the foregoing.

(f)       Except as not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and other than as reflected in the SEC Reports, (i) the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13 a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP, and (ii) the Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and principal financial officer by others within the Company, including during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g)       There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)       To the knowledge of the Company, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.9        Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any Company Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Company Entities, (c) arising in connection with the transactions contemplated herein, or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

Section 4.10     Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against any Company Entity or their respective properties or assets and (b) there is no outstanding Governmental Order imposed upon any Company Entity, nor are any properties or assets of the Company Entities’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

Section 4.11      Compliance with Laws.

(a)       Except as set forth on Section 4.11(a) of the Company Disclosure Letter, each Company Entity is in material compliance with all applicable Laws.

(b)       No Company Entity has received any written notice or any allegation of a material violation or potential material violation of any Laws.

(c)       No event has occurred which, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law, in each case, as would, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

Section 4.12      Contracts; No Defaults.

(a)       Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts with a Company Entity (or which a Company Entity is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i)       contains covenants that limit in any material respect the ability of any Company Entity (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)       involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)       involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)       evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Company Entity having an outstanding principal amount in excess of $500,000;

(v)       involves the acquisition or disposition, directly or indirectly (by merger or otherwise) (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Company Entity or another Person;

(vi)       relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Company Entity, its business or material assets;

(vii)       by its terms, individually or together with all other Contracts between the Company Entities, on the one hand, and such counterparty (or its affiliates), on the other hand, calls for aggregate payments or receipts by the Company Entities under such Contract or Contracts of at least $500,000 for calendar year 2025 and/or for calendar year 2026;

(viii)       is between any Company Entity, on the one hand, and any directors, officers or employees of a Company Entity, on the other hand;

(ix)       is with any current or former employee, officer, director, manager, independent contractor or consultant of a Company Entity, including Contracts providing for any settlement, severance or change-of-control payments in connection with the consummation of the transactions contemplated by this Agreement;

(x)       is for or relating to (i) the employment or engagement by the Company Entities of any director, manager, officer, employee, consultant or contractor or any other type of Contract with any director, manager, officer, employee, consultant or contractor of the Company Entities that is not immediately terminable at will by it without cost or other Liability (including any Contract requiring any Company Entity to make a payment to any current or former director, manager, officer, employee, consultant or contractor on account of any transaction contemplated by this Agreement), (ii) termination of services of any director, manager, officer, employee, consultant or contractor (including any separation, release or similar Contract) pursuant to which the Company Entities has outstanding obligations to such director, manager, officer, employee, consultant or contractor, or (iii) change in control, retention or payments or benefits that will or may become accelerated or due to any current or former employee, officer, consultant or contractor in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event);

(xi)       any Contract with any labor union or any collective bargaining agreement or similar Contract with or regarding any Company Entity employees;

(xii)       obligates the Company Entities to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiii)       relates to a settlement under which any Company Entity has outstanding obligations (other than customary confidentiality and release obligations);

(xiv)       relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Company Entity, other than (a) standard Company Entity form employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, (b) non-exclusive licenses granted to customers in the ordinary course of business, and (c) Off-the-Shelf Software;

(xv)       is with a Governmental Authority;

(xvi)       any Contracts under which any Company Entity has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any product or geographic area;

(xvii)       is a Company Real Property Lease; and

(xviii)       any outstanding written commitment to enter into any Contract of the type described in the foregoing subsections (i) through (xvii) of this Section 4.12(a).

(b)       Except as set forth in Section 4.12(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company Entity party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.

(c)       The Company Entities have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.12(a) and none of the Company Entities, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Company Entities or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13      Company Benefit Plans.

(a)       Section 4.13 of the Company Disclosure Letter is a true and complete list of each Company Benefit Plan of each Company Entity. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not written and whether or not subject to ERISA, and each other retirement, compensation, employment (other than any employment offer letter in such form as previously provided to Acquiror that is terminable “at will” without any contractual obligation on the part of the Company Entities to make any severance, termination, change of control, or similar payment), consulting, profit-sharing, deferred compensation, incentive, bonus, equity or equity-based, change in control, retention, severance, salary continuation, health and welfare, death, disability, insurance, paid time off, vacation or holiday pay, sick leave, fringe, retiree or other employee benefits or other remuneration agreement, plan, policy, program, practice, Contract or arrangement, whether or not written or funded or unfunded, that is or has ever been in effect and covering or for the benefit of one or more current or former employees, officers, directors, managers, independent contractors or consultants of the Company Entities and (i) is or was established, maintained, sponsored or contributed to by any Company Entity or (ii) under which any Company Entity is a party or has or may have any Liability. No Company Entity is or has in the past six (6) years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with any entity other than the Company Entities themselves.

(b)       Each Company Benefit Plan is and during the past six (6) years has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a IRS approved plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or uses a form of trust agreement that is compatible with the plan’s IRS preapproved plan documents. To the Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)       With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Company Entity, the Company has provided to Acquiror accurate and complete copies, if applicable, of: (i) all executed plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority since January 1, 2022.

(d)       With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Legal Proceeding is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company financial statements.

(e)       Except as set forth in Section 4.13(e) of the Company Disclosure Letter, no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Company Entity has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Company Entity currently maintains or has in the past three (3) years maintained or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)       No arrangement exists pursuant to which a Company Entity will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)       Each Company Entity has during the past six (6) years complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).

(h)       Except as set forth in Section 4.13(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (either alone or in combination with another event, contingent or otherwise): (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)       Except to the extent required by COBRA or similar state Law, no Company Entity provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)       Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with and has been administered in compliance with Section 409A of the Code.

(k)       Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(l)       No Company Benefit Plan covers any employees outside of the United States.

Section 4.14      Labor Relations; Employees.

(a)       Except as set forth in Section 4.14(a) of the Company Disclosure Letter, no Company Entity is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Company Entity, and the Company has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Section 4.14(a) of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of the Company, threatened between any Company Entity and Persons employed by or providing services as independent contractors to a Company Entity. No current officer of a Company Entity has provided any Company Entity with notice of his or her plan to terminate his or her employment with any Company Entity and, to the knowledge of the Company, no such person has any plans to terminate his or her employment with any Company Entity.

(b)       Except as set forth in Section 4.14(b) of the Company Disclosure Letter, each Company Entity (i) is and has since January 1, 2023 been in compliance in all material respects with all applicable Laws respecting labor and employment, including, without limitation, employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, collective bargaining, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, background checks, plant closings and layoffs, whistleblower protection, and employee terminations, and has not received written or, to the knowledge of the Company, oral notice that there is any pending Legal Proceeding involving any such labor or employment matters against a Company Entity, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and (iv) has properly classified all service providers as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers. There are no material Legal Proceedings or unfair labor proceedings pending or, to the knowledge of the Company, threatened in the past three (3) years against a Company Entity brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. In the past three (3) years, there have been no harassment discrimination, or retaliation allegations against any director, officer, executive, or manager of any Company Entity by any current or former employee of or service provider to any Company Entity. During the past three (3) years, no Company Entity has implemented any employee layoffs or plant closings that would or did implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively, “WARN”). The Company Entities affirm that they have no outstanding WARN liability.

(c)       Except as set forth in Section 4.14(c) of the Company Disclosure Letter, there has been no formal material allegation brought (internally or otherwise) by any current or former employee of, or any current or former independent contractor or consultant to, the Company Entities, or by any applicant for employment with the Company Entities, that an officer, director, or management employee of the Company Entities has engaged in sexual harassment, employment discrimination, or misconduct.

(d)       Section 4.14(d) of the Company Disclosure Letter lists the name of each person currently employed by each Company Entity and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), accrued but unused vacation, visa type (if any), and active or inactive status.

(e)       Section 4.14(e) of the Company Disclosure Letter lists the name of each person currently engaged by each Company Entity as an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person.

(f)       Except as set forth on Section 4.14(f) of the Company Disclosure Letter, all employees of each Company Entity are employed at-will and no employee is subject to a term employment contract with a Company Entity, whether oral or written. The consummation of the transactions contemplated in this Agreement will not result in (i) any employee of any Company Entity receiving severance pay, unemployment compensation, bonus payment or any other payment, (ii) acceleration of the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) any such employee having the right to terminate, shorten or otherwise change the terms of their employment.

Section 4.15      Taxes.

(a)       All income and other material Tax Returns required to be filed by or with respect to each Company Entity have been timely filed (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All income or other material Taxes owed by any Company Entity (whether or not shown on any Tax Return) have been fully and timely paid.

(b)       The Financial Statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of any Company Entity that have accrued but were not yet due and payable or that are being contested in good faith as of the dates thereof.

(c)       Except as set forth on Section 4.15(c) of the Company Disclosure Letter, each Company Entity has collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d)       There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Company Entity by a Governmental Authority in a jurisdiction where such Company Entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(e)       Except as set forth on Section 4.15(e) of the Company Disclosure Letter, there are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against a Company Entity in respect of any Tax, and no Company Entity has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against any Company Entity, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)       There are no Liens with respect to any Taxes upon any Company Entity’s property or assets, other than Permitted Liens.

(g)       No Company Entity has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Company Entity for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)       No Company Entity has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by any Company Entity with respect to a Tax matter is currently in effect.

(i)       No Company Entity has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(j)       No Company Entity is liable for Taxes of any other Person (other than another Company Entity) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(k)       No Company Entity is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l)       No Company Entity is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m)       No Company Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)       Section 4.15(n) of the Company Disclosure Letter lists the U.S. federal and state income Tax classification of each Company Entity, and, except as set forth in Section 4.15(n) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.

(o)       No Company Entity will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(p)       No Company Entity (i) is a “controlled foreign corporation” as defined in Section 957 of the Code; (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iii) holds (and will not hold immediately prior to the Company Amalgamation) any “United States real property interests” as defined in Section 897(c) of the Code.

Section 4.16      Insurance. Section 4.16(a) of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the certificates of insurance for all of the Insurance Policies as in effect as of the date hereof have been made available to Acquiror prior to the date hereof and copies of all such Insurance Policies will be made available to Acquiror prior to the Closing. All such policies are in full force and effect, all premiums due have been paid (subject to payment for premiums in installments pursuant to the terms of certain Insurance Policies), and no written notice of cancellation or termination has been received by any Company Entity with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

Section 4.17      Licenses. The Company Entities maintain all material Licenses necessary for the Company Entities to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Except as disclosed on Section 4.17 of the Company Disclosure Letter, none of the Company Entities: (a) is in default or violation (and to the knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past three (3) years, to the knowledge of the Company, has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire.

Section 4.18      Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, or has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company Entities as owned by a Company Entity, free and clear of all Liens (other than Permitted Liens). All material personal property and leased personal property assets of the Company Entities are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for the business as currently conducted as of the date hereof by the Company Entities.

Section 4.19      Real Property.

(a)       Owned Real Property. Except as disclosed on Section 4.19(a) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns or has any beneficial interest in any real property.

(b)       Leased Real Property. Section 4.19(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the Leased Real Property, and a complete and accurate list of the underlying leases and all amendments, modifications, extensions, renewals, and guarantees thereto (each such lease, a “Company Real Property Lease”), which includes the date of the applicable Company Real Property Lease, name of lessor, licensor or any other party thereto, as applicable. Each Company Entity has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company has provided to the Acquiror a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No Company Entity has subleased to anyone the right to use or occupy the Leased Real Property or any portion thereof and no Person (other than a Company Entity) is in possession of, or has the right to use or occupy, any of the Leased Real Property. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Company Entity or, to the knowledge of the Company, any other party under any of the Company Real Property Leases, and no Company Entity has received notice of any such condition. Except as set forth in Section 4.19(b)(ii) of the Company Disclosure Letter: (i) neither any Company Entity nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Leased Real Property or other matters materially and adversely affecting the current use or occupancy of the Leased Real Property; (iii) neither any Company Entity nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Leased Real Property and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Company Entity nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Leased Real Property (or any part thereof).

Section 4.20      Intellectual Property.

(a)       Section 4.20(a)(i) of the Company Disclosure Letter sets forth: (i) all U.S. and foreign issued and applied-for Patents, registered and applied-for Trademarks, registered and applied-for Copyrights and Internet Assets in which a Company Entity is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Company Entity. Except as set forth in Section 4.20(a)(ii) of the Company Disclosure Letter, all Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Copyrights, Patents and Trademarks are in good standing. Except as set forth on Section 4.20(a)(iii) of the Company Disclosure Letter, each Company Entity owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company IP and all Company Registered IP is unexpired and valid, subsisting and enforceable in all material respects. Except as set forth on Section 4.20(a)(iv) of the Company Disclosure Letter, to the knowledge of the Company, all Company IP is owned exclusively by the applicable Company Entity without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to the use of such Company Registered IP.

(b)       Section 4.20(b) of the Company Disclosure Letter sets forth all material Intellectual Property licenses, sublicenses and other Contracts or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other non-exclusive software licenses for commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”) which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Company Entity is a licensee of Intellectual Property. All Company IP Licenses are valid and, to the knowledge of the Company, enforceable in accordance with their terms. The Company IP Licenses include all of the licenses, sublicenses and other Contracts or permissions necessary to operate the business of the Company Entities as presently conducted. Each Company Entity has performed in all material respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Company Entity is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. No Company Entity is party to any Contract that requires a Company Entity to assign to any third Person all of its rights in any Intellectual Property developed by a Company Entity under such Contract.

(c)       Except as set forth in Section 4.20(c)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Company Entity that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to any Company IP or any other Intellectual Property currently licensed, used or held for use by the Company Entities, which, individually or in the aggregate, would reasonably be expected to be material to the Company Entities, taken as a whole if determined adversely to the Company nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 4.20(c)(ii) of the Company Disclosure Letter, in the past six (6) years, no Company Entity has received any written or, to the knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has occurred, as a consequence of the conduct of the business by any Company Entity, nor to the knowledge of the Company is there a reasonable basis therefor. There are no Governmental Orders to which any Company Entity is a party or its otherwise bound that (i) restrict the rights of a Company Entity to use, transfer, license or enforce any Company IP, or (ii) restrict the conduct of the business of a Company Entity in order to accommodate a third Person’s Intellectual Property, grant any third Person any right with respect to any Company IP. Except as set forth in Section 4.20(c)(iii) of the Company Disclosure Letter, to the knowledge of the Company, no Company Entity is currently infringing, misappropriating, or violating or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person or otherwise in connection with the conduct of the respective businesses of the Company Entities. To the knowledge of the Company, the use of the Company IP as contemplated would not constitute a misappropriation of a third party’s trade secrets or violate any non-compete agreement. Except as set forth in Section 4.20(c)(iv) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(d)       No current or former officers, employees or independent contractors of a Company Entity (i) except as set forth on Section 4.20(d) of the Company Disclosure Letter, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company IP nor (ii) have claimed any ownership interest in any Company IP. To the knowledge of the Company, there has been no violation of a Company Entity’s policies related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Company IP. Each Company Entity has taken reasonable security measures standard in the industry in order to protect the secrecy, confidentiality and value of the material Company IP. No trade secrets included in the Company IP have, to the knowledge of the Company, been disclosed or authorized to be disclosed to any third Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement.

(e)       The Company Entities own or have a valid right to access and use all Systems that are material to the operation of the businesses of the Company Entities. The Systems that are currently used by the Company Entities constitute all the information and communications technology reasonably necessary to carry on the business of the Company Entities as currently conducted. The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Company Entities’ access to and use of, or their respect right to access and use, the Systems or any third-party databases or third-party data used in connection with the business of the Company Entities as currently conducted. The Company Entities have taken commercially reasonable steps in accordance with industry standards that are designed to secure the Systems from unauthorized access or use by any Person and to ensure the continued uninterrupted and error-free operation of the Systems. The Company Entities have in effect disaster recovery plans and procedures customary in the industry. Within the past three (3) years there: (x) have been no unauthorized intrusions or breaches of security with respect to the Systems; (y) has not been any material malfunction of the Systems that has not been remedied; and (z) has been no material unplanned downtime or service interruption with respect to any Systems.

(f)       No Person has, to the knowledge of Company, obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Company Entity, nor, to the knowledge of Company, has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Company Entity. Each Company Entity has, to the knowledge of Company, complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the knowledge of the Company, the operation of the business of the Company Entities does not violate any right to privacy or publicity of any third person.

(g)       Except as set forth in Section 4.20(g) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Company Entity or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company Entities rights under such Contracts or Company IP Licenses to the same extent that the Company Entities would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company Entities would otherwise be required to pay in the absence of such transactions. Neither this Agreement nor the transactions contemplated hereby will result in (w) any third party being granted rights or access to, or the placement in or release from escrow of, source code, (x) the granting by Company Entities to any third party any Company IP or any other proprietary right, (y) Company Entities being bound by, or subject to, any non-competition, non-assertion of its rights, most-favored nation provisions, or other restriction on the operation or scope of its business, or (z) Company Entities being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing. Following the Closing, all Company IP will be fully transferable, alienable, or licensable without restriction and without payment of any kind to any third party.

Section 4.21      Environmental Matters.

(a)       The Company Entities are and for the past three (3) years been in material compliance with all Environmental Laws.

(b)       Except as set forth in Section 4.21(b) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and none of the Company Entities has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.

(c)       To the knowledge of the Company, there has been no Release of any Hazardous Materials (i) at, in, on or under the Leased Real Property or (ii) at, in, on or under any formerly owned real property or Leased Real Property during the time that the Company owned or leased such property, except as would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(d)       None of the Company Entities are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Company Entities or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except where such Governmental Order would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(e)       No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company Entities’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(f)       Except as provided in the Company Real Property Leases, none of the Company Entities has, pursuant to any contract expressly agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Company Entities, taken as a whole.

(g)       The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Company Entities concerning any non-compliance of the Company Entities with, or liability of any Company Entity under Environmental Law.

Section 4.22      Absence of Changes. Except as set forth in Section 4.22 of the Company Disclosure Letter, since the Interim Balance Sheet Date, (a) the Company Entities have conducted the business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, any purchase, redemption or other acquisition by the Company of any securities of the Company Entities, and (d) any action taken or agreed upon by any of the Company Entities that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 4.23      Anti-Corruption Compliance.

(a)       For the past five (5) years, none of the Company Entities, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company Entities, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses (i) and (ii) in violation of the Anti-Bribery Laws.

(b)       Each of the Company Entities has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)       There are no current or pending internal investigations or audits, or, to the knowledge of the Company, third-party investigations (including by any Governmental Authority), or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company Entities.

Section 4.24     Information Supplied. None of the information related to the Company Entities supplied or to be supplied by the Company Entities specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the Company Shareholders or Acquiror Shareholders or at the time of the Company Shareholders’ Meeting or the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Acquiror Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the information supplied or to be supplied by the Company Entities as contemplated herein.

Section 4.25     Transactions with Affiliates. Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business, transactions solely between Company Entities or as disclosed on Section 4.25 of the Company Disclosure Letter or in the SEC Reports, none of the Company Entities nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Company Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Company Entity, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company Entity), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company Entity in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 4.25 of the Company Disclosure Letter or in the SEC Reports, no Company Entity has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Company Entity.

Section 4.26     Brokers’ Fees. Except as set forth on Section 4.26 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Company Entities or any of their Affiliates for which Acquiror or any of the Company Entities has any obligation.

Section 4.27      No Additional Representation or Warranties; No Reliance. Except as provided in this Article IV (as modified by the Company Disclosure Letter and the SEC Reports), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Company Entities or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 4.27 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV OR BY THE COMPANY OR ANY OF ITS AFFILIATES IN ANY ANCILLARY AGREEMENT, NONE OF THE COMPANY ENTITIES NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE ACQUIROR ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY ENTITIES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY ENTITIES OR THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF THE ACQUIROR ENTITIES HEREBY ACKNOWLEDGES THAT THEY HAVE NOT RELIED ON, AND EACH OF THE ACQUIROR ENTITIES HEREBY EXPRESSLY DISCLAIMS RELIANCE ON, ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. EACH OF THE ACQUIROR ENTITIES ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND

VERIFICATION OF THE COMPANY ENTITIES AND THEIR RESPECTIVE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION, EACH OF THE ACQUIROR ENTITIES HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE ANCILLARY AGREEMENTS. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Acquiror Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Acquiror Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES

Except as set forth in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.7, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror Entities represent and warrant to the Company as follows:

Section 5.1        Acquiror Organization. Each Acquiror Entity is a corporation duly incorporated, validly existing and in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror Entities, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each Acquiror Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2        Due Authorization.

(a)       Each Acquiror Entity has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror Entity, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Acquiror Board, and by Acquiror as the sole stockholder of Merger Sub, and (ii) determined by the Acquiror Board as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders. On or prior to the date of this Agreement, the Acquiror Board has duly adopted resolutions at a meeting or by unanimous written consent (i) determining that this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Acquiror and Acquiror’s Stockholders, (ii) authorizing and approving the execution, delivery and performance by Acquiror of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (iii) authorizing the issuance of the Company Consideration Shares in connection with the Merger. Other than the approvals in this Section 5.2(b), no other action or proceeding is required on the part of any Acquiror Entity to enter into this Agreement or the Merger or consummate the transactions contemplated hereby. The Acquiror Shareholder Approval is the only approval of the Acquiror Shareholders necessary to adopt this Agreement or approve the Merger or consummate the transactions contemplated hereby.

Section 5.3       No Conflict. Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by the Acquiror Entities and the other documents contemplated hereby by the Acquiror Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of any of the Acquiror Entities (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Acquiror Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which an Acquiror Entity is a party or by which an Acquiror Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of an Acquiror Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4        Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon an Acquiror Entity, nor are any assets of the Acquiror Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each Acquiror Entity is, and has since its inception been, in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, the Acquiror Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5        Financial Statements; Internal Controls; Listing.

(a)       As used herein, the term “Acquiror Financial Statements” means the (i) audited financial statements of Acquiror (including, in each case, any related notes thereto), consisting of the balance sheets of Acquiror from October 27, 2025 to December 31, 2025, and the related audited statements of operations, changes in equity and statements of cash flows for the fiscal year then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Acquiror Audited Financial Statements”), and (ii) Acquiror prepared financial statements, consisting of the balance sheet of Acquiror as of March 31, 2026 and the related statements of operations, changes in equity and statement of cash flows for the period ending March 31, 2026 (the “Acquiror Interim Financial Statements”). True and correct copies of the Financial Statements have been provided to the Company. The Financial Statements (i) accurately reflect the books and records of Acquiror as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Acquiror Interim Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present, in all material respects, the financial position of Acquiror as of the respective dates thereof and the results of the operations and cash flows of Acquiror for the periods indicated (subject, in the case of the Acquiror Interim Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). Since its inception, Acquiror has not made or adopted any material change in its accounting methods, practices or policies. Acquiror maintains systems of internal accounting controls that are designed to provide reasonable assurance that books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)       Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(c)       All accounts receivable reflected on the most recent balance sheet of Acquiror represent bona fide and valid obligations arising from sales actually made or services actually performed and to Acquiror’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

Section 5.6       Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of the Acquiror Entities with respect to the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filings with the Nevada Secretary of State contemplated by Section 3.1 and (iii) as otherwise disclosed in Section 5.6 of the Acquiror Disclosure Letter.

Section 5.7        Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.8        No Undisclosed Liabilities. Except as set forth on Section 5.8 of the Acquiror Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, Acquiror (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto, (b) that have arisen since March 31, 2026 in the ordinary course of business, consistent with past practice, of Acquiror, (c) arising in connection with the transactions contemplated herein, or (d) that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror.

Section 5.9        Capitalization of Acquiror.

(a)       As of the date of this Agreement, the authorized share capital of Acquiror is 5,000,000 shares of Acquiror Common Stock. As of the close of business on the date of this Agreement, (i) 233,252 shares of Acquiror Common Stock were issued and outstanding and (ii) warrants to purchase 11,576 shares of Acquiror Common Stock at an exercise price per share of $128.62 were issued and outstanding. The foregoing represents all of the issued and outstanding Acquiror Common Stock as of the date of this Agreement. All issued and outstanding Acquiror Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)       Except as set forth in Section 5.9 of the Acquiror Disclosure Letter, there is no outstanding Indebtedness of the Acquiror and there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Common Stock.

(c)       Except as set forth in this Section 5.9 or as contemplated by this Agreement or the other documents contemplated hereby, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Common Stock or the value of which is determined by reference to the Acquiror Common Stock, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Common Stock.

(d)       The Company Consideration Shares when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound, and shall not be subject to any Lien other than those set forth in the Ancillary Agreements and the Governing Documents of Acquiror and those arising under applicable securities Laws.

(e)       Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

(f)       Acquiror Shareholders are not entitled to dissenter’s rights under the Colorado Act in connection with the transactions contemplated by this Agreement, and the Acquiror Board has not adopted or approved any resolution pursuant to the Colorado Act or otherwise granting dissenter’s, appraisal or similar rights to any holder of shares of Acquiror or any other equity interests of or in Acquiror or to any other person.

Section 5.10     Brokers’ Fees. Except fees described in Section 5.10 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.11      Taxes.

(a)       All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All income or other material Taxes owed by Acquiror or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.

(b)       Acquiror’s financial statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of the Acquiror Entities that have accrued but are not yet due and payable or that are being contested in good faith as of the dates thereof.

(c)       The Acquiror Entities have collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d)       There is no Legal Proceeding currently pending or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its Subsidiaries by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)       There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against the Acquiror or any of its Subsidiaries in respect of any Tax, and neither the Acquiror nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against the Acquiror or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)       There are no Liens with respect to Taxes upon the property or assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(g)       Neither the Acquiror nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Acquiror or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)       Neither the Acquiror nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by the Acquiror or any of its Subsidiaries with respect to a Tax matter is currently in effect.

(i)       Neither the Acquiror nor any of its Subsidiaries has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(j)       Neither Acquiror nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(k)       No Acquiror Entity is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l)       No Acquiror Entity is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m)       No Acquiror Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)       Section 5.11(n) of the Acquiror Disclosure Letter lists the U.S. federal and state income Tax classification of each Acquiror Entity, and, except as set forth in Section 5.11(n) of the Acquiror Disclosure Letter, such classification has not changed since the formation of each such entity.

(o)       No Acquiror Entity will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

Section 5.12      Merger Sub Activities.

Since its incorporation, Merger Sub has not conducted any business activities other than activities: (i) in connection with its incorporation; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing. No Acquiror Entity owns or leases any real property or personal property.

Section 5.13      Employees and Benefits. Section 5.13 of the Acquiror Disclosure Letter sets forth a true, correct and complete list of the directors, officers and employees of Acquiror. None of the Acquiror or any of its Subsidiaries has ever sponsored, maintained, contributed to (or been required to contribute to), or has ever had any liability or obligation with respect to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) or any other compensation, retirement, health and welfare or other benefit plan, program, policy, agreement or arrangement. Neither the Ancillary Agreements nor the consummation of the transactions contemplated hereby (either alone or upon the passage of time) will (a) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any person who is or has been an employee or director of, or independent contractor to, Acquiror (other than fees paid to consultants, advisors, placement agents or underwriters engaged by Acquiror in connection with its initial public offering or this Agreement and the transactions contemplated hereby) to increase or become due to any such person or (b) result in forgiveness of indebtedness with respect to any director, officer and employee of Acquiror.

Section 5.14      Transactions with Affiliates. None of the Acquiror Entities nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an Acquiror Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) is presently a party to any transaction with an Acquiror Entity.

Section 5.15      Anti-Corruption Compliance. Since its inception, none of the Acquiror Entities, nor, to the knowledge of the Acquiror, any director, officer, employee or agent acting on behalf of the Acquiror Entities, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. Each of the Acquiror Entities has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws. To the knowledge of the Acquiror, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror Entities.

Section 5.16     Information Supplied. None of the information supplied or to be supplied by the Acquiror Entities specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the Company Shareholders or the Acquiror Shareholders or at the time of the Company Shareholders’ Meeting or the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company Entities.

Section 5.17      No Additional Representation or Warranties. Except as provided in this Article V (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Acquiror Entities nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 5.17 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF THE ACQUIROR ENTITIES MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE COMPANY ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THE ACQUIROR ENTITIES OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of the Acquiror Entities acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Company or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company Entities or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. Each of the Acquiror Entities is not relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article VI

COVENANTS OF THE COMPANY

Section 6.1       Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 6.1 of the Company Disclosure Letter, as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent, other than in connection with Section 6.1(b), shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a)       change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or;

(b)       issue, sell, pledge, dispose of, grant, transfer, subject to any Lien or encumber any shares of capital stock of, or other securities in, the Company Entities;

(c)       split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)       purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company Entities, except for (i) the acquisition by the Company Entities of any shares of capital stock, membership interests or other equity interests of the Company Entities in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (iii) transactions pursuant to Company Material Contracts in effect as of the date hereof;

(e)       enter into, modify or otherwise amend in a manner material and adverse to the Company Entities, waive any material right or obligation, or terminate (other than expiration in accordance with its terms or termination due to uncured breach) any Company Material Contract or Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than (i) in the ordinary course of business consistent with past practices or as required by Law or (ii) in accordance with Section 8.10;

(f)       enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company other than as required by Law;

(g)       sell, assign, transfer, convey, lease, subject to any Lien or encumber or otherwise dispose of any material tangible assets or properties of the Company Entities, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (ii) transactions in the ordinary course of business consistent with past practice and/or due to obsolescence;

(h)       except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.13 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Company Entities, including the hiring of additional officers or the termination of existing officers, other than terminations for cause or due to death, disability, resignation or retirement, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice or as reflected in any budget or financial forecast provided to Acquiror prior to the date hereof, (v) establish any trust or take any other similar action to secure the payment of any compensation payable by the Company Entities, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company Entities;

(i)       enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company Entities as the bargaining representative for any employees of the Company Entities;

(j)       (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(k)       (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company Entities, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money in excess of $1,000,000 individually or $5,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $250,000 individually or $5,000,000 in the aggregate, (iv) make or commit to make capital expenditures other than in an amount not in excess of $500,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v) create any material Liens on any material property or assets of any of the Company Entities in connection with any Indebtedness thereof (other than Permitted Liens);

(l)       (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) enter into any closing agreement or any similar agreement relating to Taxes, (iv) file any amended income or other material Tax Return, (v) surrender any claim for any material Tax refund, (vi) make any material change in its Tax policies or procedures, (vii) consent to any extension or waiver of any limitation period with respect to any income or other Tax claim or assessment, (viii) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax); or (ix) grant any power of attorney relating to any Tax matter;

(m)       adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Entity;

(n)       waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than where such action is solely monetary in nature and do not exceed $500,000 individually or $1,000,000 in the aggregate;

(o)       transfer, license, sublicense, sell, transfer, assign, dispose of, abandon, fail to enforce or permit to lapse any rights to any Company IP or Company IP Licenses;

(p)       terminate without replacement or amend in a manner materially detrimental to the Company Entities, taken as a whole any License or Insurance Policy; or

(q)       authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.

The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company and its Subsidiaries any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.2       Pre-Closing CVR Restructuring.

(a)       Prior to the Closing Date, the Company, Assetco and the Trust will consummate the Pre-Closing CVR Restructuring pursuant to which such parties shall: (a) form Assetco as a wholly-owned Subsidiary of the Company; (b) cause the contribution of all of the Company Assets and Liabilities from the Company to Assetco in exchange for all of Assetco’s issued and outstanding shares of capital stock (the “Assetco Contribution”), using a contribution agreement in a form reasonably satisfactory to Acquiror (the “Pre-Closing Company Assets and Liabilities Contribution Agreement”); (c) form the Trust as a wholly-owned Subsidiary of the Company; (d) cause the contribution of all of the issued and outstanding shares of capital stock of Assetco from the Company to the Trust in exchange for all of the Trust’s contingent value rights interests, using a contribution agreement in a form reasonably satisfactory to Acquiror (the “Pre-Closing Assetco Shares Contribution Agreement”); and (e) cause the distribution of the contingent value rights interests from the Company to the Company Stockholders (the “CVR Interests Distribution”), using a distribution agreement in a form reasonably satisfactory to Acquiror (the “Pre-Closing CVR Interests Distribution Agreement” and, together with the Pre-Closing Company Assets and Liabilities Contribution Agreement and Pre-Closing Assetco Shares Contribution Agreement, the “Pre-Closing CVR Restructuring Agreements”), after which the Company shall retain no ownership or other interest (whether in the form of stock, trust interests, or otherwise) in either the Trust or Assetco (such steps collectively, the “Pre-Closing CVR Restructuring”).

(b)       If, at any time after the Closing, the Company Entities or any of their respective Affiliates owns or is in possession of any Company Asset and Liability, then Acquiror shall cause such Company Entity to promptly transfer or assign, or cause its applicable Affiliate to transfer or assign, such Company Assets and Liabilities to Assetco (and Assetco shall accept and irrevocably assume any such Company Assets and Liabilities), for no additional consideration. Until the transfer of any such Company Assets and Liabilities are effected, the Company shall, or shall cause its applicable Affiliate to, preserve the value of, and hold in trust for the use and benefit of, Assetco or it designated Affiliates such Company Assets and Liabilities and provide to Assetco or its designated Affiliates all of the benefits arising from such funds or assets and otherwise cause such Company Assets and Liabilities to be used as reasonably instructed by Acquiror, Assetco or their designated Affiliates.

Section 6.3       Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of the Company, threatened in writing, against the Company or the Company Board by any of the Company Stockholders prior to the Closing, the Company shall promptly notify Acquiror in writing of any such litigation and keep Acquiror reasonably informed with respect to the status thereof. The Company shall provide Acquiror the opportunity to participate in (subject to a customary joint defense agreement), at the sole cost and expense of Acquiror, but not control, the defense of any such litigation, shall give due consideration to Acquiror’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of Acquiror, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.4       Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company Entities by third parties that may be in the Company Entities’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company Entities, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company Entities, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company Entities as such representatives may reasonably request, including all monthly income statements prepared by the Company Entities; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Company Entities without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Company Entities in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement. Neither Acquiror nor its accountants, counsel and other representatives will contact any employee, customer, or supplier of any Company Entity without the prior written consent of the Company, and the Company shall have the right to have a representative participate in any such discussion.

Section 6.5        Listing. During the Interim Period, the Company shall use its reasonable best efforts to remain listed as a public company on Nasdaq.

Section 6.6      No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing. Acquiror acknowledges and agrees that it is aware, and that Acquiror’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. Acquiror hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Article VII

COVENANTS OF ACQUIROR

Section 7.1        Conduct of Business.

(a)       During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of Acquiror in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i)       change, modify or amend or seek any approval from the Acquiror Shareholders to change, modify or amend, the Governing Documents of the Acquiror Entities, except as contemplated by the Acquiror Transaction Proposals;

(ii)       (x) make or declare any dividend or distribution to the Acquiror’s Stockholders or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) except for any forward split deemed reasonably necessary by the Acquiror Board to comply with Acquiror’s obligations under Section 7.2, split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Acquiror Entities;

(iii)       create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries;

(iv)       (A) issue any Acquiror Common Stock or securities exercisable for or convertible into Acquiror Common Stock, other than the issuances contemplated by Article III or any forward split deemed reasonably necessary by the Acquiror Board to comply with Acquiror’s obligations under Section 7.2, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Common Stock not outstanding on the date hereof;

(v)       merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror;

(vi)       except for the Ancillary Agreements, enter into or amend any Contract with an Affiliate;

(vii)       discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(viii)       other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(ix)       make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(x)       (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) enter into any closing agreement or any similar agreement relating to Taxes, (iv) file any amended income or other material Tax Return, (v) surrender any claim for refund, (vi) make any material change in its Tax policies or procedures, (vii) consent to any extension or waiver of any limitation period with respect to any income or other Tax claim or assessment, (viii) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any such agreements the primary purpose of which is unrelated to Tax); or (ix) grant any power of attorney relating to any Tax matter;

(xi)       adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquiror Entity; or

(xii)       authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 7.1.

(b)       During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.

(c)       The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Company, directly or indirectly, the right to control or direct the business or operations of the Acquiror and Merger Sub any time prior to the Effective Time. Prior to the Effective Time, Acquiror and Merger Sub will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 7.2       Listing. Acquiror and the Company shall cooperate (a) in the preparation and submission to the NYSE, NYSE American (or such other exchange as the Parties shall mutually agreement including Nasdaq) a listing application under NYSE rules and regulations (or the rules and regulations of such other national securities exchange as the Parties agree to list on), as promptly as practicable after the execution of this Agreement, covering the Company Consideration Shares, and (b) to obtain approval for the listing of such Company Consideration Shares. The Company shall reasonably cooperate with Acquiror with respect to such listing and shall be given a reasonable opportunity to review and comment on such application and other proposed filings with NYSE, NYSE American (or such other national securities exchange as the Parties shall mutually agree to list on).

Section 7.3        Post-Closing Directors and Officers of Acquiror.

(a)       Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, the Board of Directors of Acquiror shall initially consist of five (5) directors, a majority of which will be independent under NYSE, NYSE American or such other applicable national securities exchange rules and regulations, and shall initially include:

(i)       three (3) director nominees, one of which will be independent under NYSE rules and regulations, designated by Acquiror; and

(ii)       two (2) director nominees designated by the Company, who shall be (A) Kevin W. Schuyler and (B) Carol Craig.

(b)       If any Person nominated pursuant to Section 7.3(a) is not duly elected at the Acquiror’s Stockholders’ Meeting, the Parties shall take all necessary action to fill any such vacancy on the Acquiror Board with an alternative Person designated by the Company or Acquiror pursuant to Section 7.3(a).

Section 7.4        Inspection. Subject to confidentiality obligations that may be applicable to information furnished to Acquiror by third parties that may be in the Acquiror’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror, to all of the properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror as such representatives may reasonably request. All information obtained by the Company and its respective representatives pursuant to this Section 7.4 shall be subject to the Confidentiality Agreement.

Article VIII

JOINT COVENANTS

Section 8.1        HSR Act; Other Filings.

(a)       In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if required. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)       Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if required, and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)       Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d)       With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)       Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2        Preparation of Registration Statement and Proxy Statement; Stockholders’ Meeting and Approvals.

(a)       Proxy Statement and Registration Statement.

(i)       As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, a Registration Statement on Form S-4 (the “Registration Statement”) which shall include a joint proxy statement to be sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting and to the holders of Company Common Stock relating to the Company Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and which will also be included as a prospectus, in connection with the registration under the Securities Act of the Company Consideration Shares. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy

Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement, any Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including NYSE, NYSE American or Nasdaq, as applicable) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). The Company will cause the Proxy Statement to be mailed to the Company Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act. The Proxy Statement shall comply with all applicable requirements under the Dissenter’s Rights Statutes.

(ii)       To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when the Registration Statement, has become effective or any supplement or amendment to the Proxy Statement has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or Proxy Statement, as applicable, or for additional information. To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and Proxy Statement, as applicable, and any other Offer Document each time before any such Offer Document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel. To the extent not prohibited by Law, each Party shall provide the other Party and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Proxy Statement, as applicable, or other Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.

(iii)       Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement or Proxy Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the

Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, (x) the Company shall not be liable for any information in any Offer Document related to Acquiror provided by or approved by Acquiror or its Representatives (or the omission of any information regarding Acquiror) and (y) Acquiror shall not be liable for any information in any Offer Document related to the Company provided by or approved by the Company or its Representatives (or the omission of any information regarding the Company).

(iv)       If at any time prior to the Closing any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement, or other Offer Document, in each case, so that neither of such Offer Documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement, Proxy Statement, or other Offer Document in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Company Stockholders or Acquiror Shareholders.

(b)       Acquiror Shareholder Approvals. As promptly as reasonably practicable after the effectiveness of the Registration Statement, Acquiror shall, in accordance with Acquiror’s Governing Documents and the Colorado Act, duly (1) give notice of and (2) convene and hold a meeting (the “Acquiror Shareholders’ Meeting”) of the Acquiror Shareholders in accordance with Acquiror’s Governing Documents and the Colorado Act. Acquiror shall, through the Acquiror Board, recommend to the Acquiror Shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law, including approval of the Merger, (B) approval of the issuance of the Company Consideration Shares in connection with the Merger, (C) election of directors effective as of the Closing as contemplated by Section 7.3(a), (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (E) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (F) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (F), together, the “Acquiror Transaction Proposals”), and include such recommendation in the Proxy Statement. The Acquiror Board shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the Acquiror’s Stockholders that they vote in favor of the Acquiror Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Acquiror’s Stockholders described in this Section 8.2(b), an “Acquiror Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Acquiror Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional meetings of the Acquiror Shareholders in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn (and, in the case of the foregoing clauses (i) and (ii), shall adjourn) the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.

(c)       Company Stockholder Approval. The Company shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement included in the Registration Statement to be disseminated to Company Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) in accordance with the Company’s Governing Documents, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Company Common Stock to vote in favor of each of the Company Transaction Proposals. The Company shall, through its Board of Directors, recommend to its stockholders the (A) approval of the Merger in accordance with applicable Law and exchange rules and regulations, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) postponement or adjournment of the Company Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), together, the “Company Transaction Proposals”).

(d)       Notwithstanding anything to the contrary contained in Section 8.2(c), and subject to compliance with this Section 8.2 and Section 8.11, if at any time prior to approval and adoption of this Agreement by the Requisite Vote, (i) the Company receives a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 8.2 or Section 8.11 and that the Company Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Proposal, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent (A) known or reasonably foreseeable to the Company, the Company Board or any of its executive officers as of the date of this Agreement or (B) related to (1) any Acquisition Proposal or the consequences thereof, (2) any events, developments or changes relating to the Acquiror Entities, or (3) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Acquiror (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Proposal, following the receipt of and on account of such Superior Proposal, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be a violation of its fiduciary duties under NRS 78.138, (ii) the Company has, during the Notice Period, negotiated with Acquiror in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (iii) if, Acquiror has delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company’s Board of Directors shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be with a violation of its fiduciary duties under NRS 78.138 (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) Acquiror receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least two (2) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Proposal, (2) during any Notice Period, Acquiror shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal and (3) in the event of any amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration the Company Stockholders would receive as a result of such potential Superior Proposal), the Company shall be required to provide Acquiror with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period following such notification during which the Parties shall comply again with the requirements of this Section 8.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Company Intervening Event, the Company promptly notifies Acquiror, in writing, within the Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change, and the Company shall have given Acquiror two (2) Business Days thereafter to propose revisions to the terms of this Agreement or make other proposals so that such Company Intervening Event would no longer necessitate a Company Board Adverse Recommendation Change.

(e)       To the fullest extent permitted by applicable Law, (x) the Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be affected by any Company Board Adverse Recommendation Change, (y) the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting and submit for approval the Company Transaction Proposals and (z) the Company agrees that if the Company Stockholder Approval shall not have been obtained at any such Company Stockholders’ Meeting, then the Company shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(e), and hold additional Company Stockholders’ Meetings in order to obtain the Company Stockholder Approval. The Company may only postpone or adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s Stockholders prior to the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.

Section 8.3      Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 8.4        Certain Tax Matters.

(a)       Transfer Taxes. Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Party responsible therefor under applicable Law; provided, however, that in the event the Acquiror terminates this Agreement in violation of Section 10.1, in addition to any other amounts that may become due or payable in connection with such termination, Acquiror shall reimburse the Company for any Transfer Taxes paid by the Company prior to the termination of this Agreement but only to the extent such Transfer Taxes were a liability of the Company and for which payment was due prior to the termination of this Agreement. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The Party responsible under applicable Law for filing Tax Returns and other documentation with respect to Transfer Taxes shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall use its commercially reasonable best efforts cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Merger and the other transactions contemplated hereby.

(b)       Intended Tax Treatment.

(i)       CVR Restructuring. The Parties intend that, for U.S. federal income Tax purposes (and, to the extent permitted, for applicable state and local income Tax purposes), (A) the Assetco Contribution be treated as an exchange of the Company Assets for Assetco stock described in Section 1001 of the Code and (B) the CVR Interests Distribution be treated as a distribution of property described in Section 301 of the Code (collectively, the “CVR Restructuring Intended Tax Treatment”). The Parties shall, and shall cause their respective Affiliates to, (i) prepare and file all Tax Returns consistent with the CVR Restructuring Intended Tax Treatment, and (ii) not take any position on any Tax Return or in any Legal Proceeding that is inconsistent with the CVR Restructuring Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local Law).

(ii)       Merger. The Parties intend that, for U.S. federal income Tax purposes (and, to the extent permitted, for applicable state and local income Tax purposes), the Merger be treated as a transaction in which Acquiror, using its own stock as consideration, purchases the stock of the Company from the Company Shareholders in an exchange described in Section 1001 of the Code (collectively, the “Merger Intended Tax Treatment”). The Parties shall, and shall cause their respective Affiliates to, (i) prepare and file all Tax Returns consistent with the Merger Intended Tax Treatment, and (ii) not take any position on any Tax Return or in any Legal Proceeding that is inconsistent with the Merger Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state or local Law).

Section 8.5        Cooperation; Consultation. From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.10(a)), until the end of the Interim Period, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6       Notification. During the Interim Period, if the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will (x) disclose in writing to the other Party such breach and (y) use its reasonable best efforts to cure such breach as promptly as possible.

Section 8.7        Indemnification; Directors’ and Officers’ Insurance.

(a)       Each of the Acquiror and the Company agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Acquiror and Company and their respective Subsidiaries, as provided in the Acquiror’s Governing Documents and the Company’s Governing Documents and the Governing Documents of each such Subsidiaries, as the case may be, or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years (or until the final resolution of any Legal Proceedings commenced during such period), and (ii) Acquiror will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period (or such longer period of resolution), Acquiror shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents, Acquiror’s Governing Documents, the Governing Documents of their respective Subsidiaries, as the case may be, or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents and the Acquiror’s Governing Documents and the Governing Documents of their respective Subsidiaries, or otherwise, shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company or the Acquiror or who served as a director, officer, member, trustee or fiduciary of another Person at the request of the Company, the Acquiror or their respective Subsidiaries (the “D&O Persons”) to be so indemnified, receive advances of expenses, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company or the Acquiror or any other such Person prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)       None of Acquiror or the Company shall have any obligation under this Section 8.7 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)       The Company shall, at or prior to the Closing, purchase a prepaid “tail” policy of directors’ and officers’ liability insurance for a period of six (6) years following the Closing Date (the “Company D&O Tail Policy”). The Company D&O Tail Policy shall (i) cover all Persons who are insured under the Company’s existing directors’ and officers’ liability insurance policy as of the date hereof for acts or omissions occurring at or prior to the Closing, (ii) provide terms, conditions, retentions, and limits of liability that, in the aggregate, are no less favorable to the insureds than those applicable under such existing policy, and (iii) be non-cancelable and non-renewable other than by the insureds. Following the purchase of the Company D&O Tail Policy, Acquiror shall not take, and shall cause its Subsidiaries or Affiliates (including, following the Closing, the Company) not to take, any action that would result in the cancellation, termination, or lapsing of such coverage. Notwithstanding the foregoing, if the aggregate premium for the Company D&O Tail Policy would exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for its existing directors’ and officers’ liability insurance, the Company shall be required to purchase, and Acquiror shall be required to maintain, the greatest level of coverage that can be obtained for a premium equal to such two hundred fifty percent (250%) cap.

(d)       If Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or other Person and shall not be the surviving or continuing corporation or Person of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets in one or a series of related transactions to any corporation or Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or the Company, as the case may be, shall assume all of the obligations set forth in this Section 8.7 unless otherwise assumed by operation of Law.

(e)       The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.7 are intended to be third-party beneficiaries of this Section 8.7. This Section 8.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Acquiror or the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 8.8       Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company or the Acquiror (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.9        Consents. The Company Entities shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, or Section 8.9 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 4.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. The Company Entities shall be entitled to agree to such amendments, modifications and/or full or partial prepayments to, or to the establishment of reserves under, such agreements as may be reasonably necessary to obtain any such required consent; provided that the Company shall (i) give Acquiror written notice reasonably in advance of agreeing to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and (ii) provide timely updates of any discussions with third parties relating to such required consents or to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and, in each case of (i) and (ii), consider in good faith any comments that Acquiror may provide with respect to such matters. Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company on the information provided in connection with obtaining such consents and as to the form and substance of such consents. Acquiror and its Subsidiaries shall (a) cooperate in the preparation and submission of each application or filing for any such consent or Governmental

Authorization, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to the applicable Persons who are party to the agreements in connection with such consent, (b) deliver to each Person who is a party to such agreements or who has the authority to grant such Governmental Authorizations, as applicable, on a confidential basis all documents and information required by the applicable documents relating to Acquiror and its Subsidiaries, and such other information or documentation as such Persons who are party to the agreements or who have the authority to grant such Governmental Authorizations may request with respect to Acquiror, including, without limitation, financial statements, income Tax Returns and other financial information, and (c) reasonably cooperate and assist the Company Entities in connection with soliciting and obtaining such consents and Governmental Authorizations, including the preparation and delivery of any information relating to Acquiror and all other information required under the applicable documents and as may be reasonably requested by any such Persons who are party to such agreements or who have the authority to grant such Governmental Authorizations (or any servicer on behalf of any such Person).

Section 8.10     Takeover Statutes. Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to the Company, Acquiror, Merger Sub, this Agreement, the Merger or any other transactions contemplated hereby and refrain from taking any actions that would cause the applicability of any Takeover Statute and (b) if any Takeover Statute becomes applicable to the Company, Acquiror, Merger Sub, this Agreement, the Merger or any other transaction contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Company, Acquiror, Merger Sub, this Agreement, the Merger and the other transactions contemplated hereby.

Section 8.11      Exclusivity.

(a)       During the Interim Period, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If the Company, its Subsidiaries or any of their Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing of the terms of this Section 8.11(a). The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal.

(b)       Notwithstanding anything contained in this Section 8.11 and subject to compliance with this Section 8.11, prior to the approval of this Agreement by the Company Stockholders (i.e., the Requisite Vote), the Company may furnish non-public information regarding the Company and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal (and is not withdrawn) if: (i) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (ii) the Company Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be with a violation of the fiduciary duties of the Company Board under NRS 78.138, (iii) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Acquiror written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (iv) the Company receives from such Person an executed Acceptable Confidentiality Agreement and (v) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to the Acquiror (to the extent such information has not been previously furnished by the Company to the Acquiror). Without limiting the generality of the foregoing, Acquiror acknowledges and agrees that, in the event any Representative of the Company takes any action that, if taken by the Company, would constitute a breach of this Section 8.11 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 8.11 by the Company for purposes of this Agreement.

(c)       Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by the Company or the Company Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that the Company is unable to take a position with respect to the bidder’s tender offer unless the Company Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to with a violation of its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 8.11(a); or (iv) making any disclosure that the Company Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law or by any listing or trading rules or regulations of Nasdaq; provided that, in the case of this clause (iv), the Company shall provide Acquiror with a reasonable opportunity to review any such disclosure not less than two (2) Business Days prior to the making thereof (to the extent practicable) and shall consider in good faith any comments from Acquiror thereto.

(d)       Notwithstanding the foregoing, nothing contained in Section 8.11(a) shall prohibit the Company or its Representatives from, directly or indirectly, initiating, soliciting, facilitating, or engaging or otherwise participating in any negotiation or discussion concerning any Prospective Transaction.

(e)       For purposes of this Agreement, (i) “Acquisition Proposal” means any unsolicited bona fide written proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) all or substantially all of the assets or businesses of the Company and its Subsidiaries, or (B) more than 50% of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement; (ii) “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that (A) was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) is on terms and conditions that the Company’s Board of Directors determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the Acquiror to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, are substantially more favorable, from a financial point of view, to the Company Stockholders than the terms of the transactions contemplated hereby, (C) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (D) is reasonably capable of being completed on the terms proposed in a timely manner; (iii) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement; and (iv) “Prospective Transaction” means any one or series of related transactions with respect to the sale by Assetco and purchase by an unrelated third-party buyer of the Company Assets and Liabilities following the Closing.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1      Mutual Closing Conditions. The obligations of the Parties to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)       The Acquiror Shareholder Approval shall have been obtained;

(b)       The Company Stockholder Approval shall have been obtained;

(c)       The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement;

(d)       The waiting period or periods under the HSR Act, if applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;

(e)       There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and

(f)       The Company Consideration Shares shall have been approved for listing on the NYSE, NYSE American or such other national securities exchange as the Parties shall mutually agree pursuant to Section 7.2, and, immediately following the Closing, Acquiror shall satisfy any applicable initial and continuing listing requirements of NYSE, NYSE American or such other national securities exchange as the Parties may mutually agree, as applicable, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Closing.

Section 9.2     Conditions to Obligations of Acquiror Entities. The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Merger and the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)       (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6 (Capitalization), and Section 4.26 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)       The Company Entities shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)       No Company Material Adverse Effect shall have occurred since the date of this Agreement;

(d)       The Company shall have consummated the Pre-Closing CVR Restructuring;

(e)       Except for Legal Proceedings (i) previously set forth on Section 4.10 of the Company Disclosure Letter, (ii) of a manner described in Section 6.3, or (iii) that are not otherwise, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole, no Legal Proceeding shall have been threatened, initiated or commenced against any Company Entity;

(f)       The Company shall have received and made available to Acquiror, fairness opinion from Houlihan Capital, LLC that, as of the date of such opinion and subject to the assumptions and limitations therein, the Company Merger Consideration to be received by the Company Security Holders pursuant to this Agreement is fair, from a financial point of view, to the Company Security Holders and, as of the date thereof, such opinion has not been modified or withdrawn; and

(g)       The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.3(a); provided however, that the Company shall use best efforts to obtain the consents listed on Section 2.3(a)(v) of the Company Disclosure Letter, and that the Company’s failure to obtain any consent set forth on Section 2.3(a)(v) of the Company Disclosure Letter shall not, in itself, preclude the Acquiror Entities’ obligation to consummate, or cause to be consummated, the Merger and the transactions contemplated hereby.

Section 9.3       Conditions to the Obligations of the Company Entities. The obligation of the Company Entities to consummate, or cause to be consummated, the Merger and the transactions contemplated hereby is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)       (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.9 (Capitalization of Acquiror), and Section 5.10 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b)       The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)       No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement; and

(d)       Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.3(b).

Article X

TERMINATION/EFFECTIVENESS

Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)       by mutual written consent of the Company and Acquiror;

(b)       by written notice of the Company or Acquiror to the other Parties if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or Governmental Order and such action or failure to perform constitutes a breach of this Agreement;

(c)       by written notice of the Company or Acquiror to the other Parties if the Acquiror Shareholder Approval shall not have been obtained; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure to obtain such Acquiror Shareholder Approvals is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement;

(d)       by written notice of the Company or Acquiror to the other Parties if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the Requisite Vote at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement; provided, further, that the right to terminate the Agreement pursuant to this Section 10.1(d) shall expire and Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the Company Stockholder Approval has been obtained and delivered to Acquiror prior to the time that this Agreement is terminated pursuant to this Section 10.1(d);

(e)       by written notice of the Company or Acquiror to the other Parties if the Closing has not occurred on or before October 31, 2026 (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article IX); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Party if such Party’s breach of this Agreement proximately caused the failure of the Closing to occur on or before the Agreement End Date;

(f)       by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement (other than with respect to a breach of Section 8.2(c), as to which Section 10.1(g) will apply) on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and neither Acquiror nor Merger Sub are then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within such thirty (30) day period;

(g)       by written notice to the Company from Acquiror if, subject to all of the terms of Section 8.11 (including Section 8.11(b) and Section 8.11(c)), (i) the Company shall, within ten (10) Business Days of a tender or exchange offer relating to securities of the Company having been commenced, failed to publicly recommend against such tender or exchange offer, (ii) the Company shall have failed to publicly reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal shall have been announced, or (iii) a willful or material breach by the Company of Section 8.11 shall have occurred;

(h)       by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach, such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within such thirty (30) day period; or

(i)       by Acquiror (at any time prior to the adoption of this Agreement and the approval of the transactions contemplated hereby by the Requisite Vote) if a Company Triggering Event shall have occurred.

Section 10.2      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or fraud occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 10.3      Fees and Expenses.

(a)       Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby shall be paid by the Party incurring those expenses; provided that Acquiror shall be responsible for all of the costs and expenses incurred by Acquiror and the Company in preparing and filing the Registration Statement and Proxy Statement, including SEC filing fees, NYSE listing fees (or the listing fees of such other national securities exchange which the Parties may mutually agree) and the expenses of the financial printer (such amounts not to include attorney, auditor or other advisor costs); provided further that each of Acquiror and the Company shall be responsible for one-half of the costs and expenses of the Exchange Agent.

(b)       Breakup Fee. In the event that this Agreement is terminated by the Company, pursuant to Section 10.1(c), (e) (provided that, such termination pursuant to Section 10.1(e) is due solely to Acquiror’s actions or inactions) or (h), Acquiror shall pay to the Company an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Breakup Fee”). The Breakup Fee shall be paid by Acquiror to the Company within three (3) Business Days of its termination of this Agreement as contemplated by this Section 10.3(b) via wire transfer of immediately available funds.

(c)       Acquiror Breakup Fee. In the event that this Agreement is terminated by Acquiror, pursuant to Section 10.1(i), the Company shall pay to Acquiror an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Acquiror Breakup Fee”). The Acquiror Breakup Fee shall be paid by the Company to Acquiror within three (3) Business Days of its termination of this Agreement as contemplated by this Section 10.3(c) via wire transfer of immediately available funds.

(d)       Each of the Parties acknowledges that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated hereby, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(c) shall limit the rights of the Parties under Section 11.13.

Article XI

MISCELLANEOUS

Section 11.1     Waiver. Any Party may, at any time prior to the Closing, by action taken by its board of directors or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.2     Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)       If to an Acquiror Entity, (or to Acquiror or the Company Entities after the Closing), to:

USFM Corporation
1707 Cole Blvd, Suite 200
Golden, Colorado 80401
Attention: Hassan R. Baqar
Email: hbaqar@sequoiafin.com

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY
Attention: Mitchell Nussbaum; Giovanni Caruso
Email: mnussbaum@loeb.com; gcaruso@loeb.com

(b)       If to the Company Entities prior to the Closing, to:

Twin Vee PowerCats Co.
3101 South US Highway 1
Fort Pierce, Florida 34982
Attention: Glenn Sonoda, In-House Counsel
Email: investor@twinvee.com

with copies (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Jeffrey Fessler
Email: jfessler@sheppard.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.3     Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

Section 11.4     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its permitted successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.7 (which shall be for the benefit of the D&O Persons), and (b) the provisions of Section 11.14 (which shall be for the benefit of the Persons described therein).

Section 11.5     Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Nevada, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.6     Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.7    Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.8     Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Confidentiality and Non-Disclosure Agreement, dated as of April 29, 2026, between Acquiror and the Company (the “Confidentiality Agreement”), (c) the Company Support Agreement, and (d) the Articles of Merger, (clauses (b) through (d), collectively, the “Ancillary Agreements”) constitute the entire agreement among the

Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.9    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.10    Publicity.

(a)       All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any Party; provided that no Party shall be required to obtain consent pursuant to this Section 11.10(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.10(a).

(b)       The restriction in Section 11.10(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement shall use its commercially reasonable efforts to consult with the other Party in advance as to its form, content and timing. Disclosures resulting from the Parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.10. Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company Stockholders and their respective equity holders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities, so long as such recipients are obligated to keep such information confidential.

Section 11.11   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12    Jurisdiction; Waiver of Jury Trial.

(a)       Each of the Parties hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts sitting in sitting in Clark County, Nevada, or, if that court does not have jurisdiction, the U.S. District Court for the U.S. District Court for the District of Nevada, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than those set forth in the foregoing clause (i), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, and (v) agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts sitting in Clark County, Nevada, or, if that Court does not have jurisdiction, the U.S. District Court for the U.S. District Court for the District of Nevada. Each of the Acquiror, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)       Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.12(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.2. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(c)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13   Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.14    Non-Recourse. Except in the case of claims against a Person in respect of such Person’s fraud:

(a)       Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b)       Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or their respective Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.15    Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

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IN WITNESS WHEREOF the undersigned have hereunto caused this Agreement to be duly executed as of the date first above written.

USFM CORPORATION

By:	/s/ Robert B. Price
Name:	Robert B. Price
Title:	President

USFM MERGER SUB INC.

By:	/s/ Sajjad Baqar
Name:	Sajjad Baqar
Title:	President

TWIN VEE POWERCATS CO.

By:	/s/ Kevin Schuyler
Name:	Kevin Schuyler
Title:	Authorized Signatory